                                SCHEDULE 13G

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CUSIP No. 46118M 10 3                                         Page 1 of 16 Pages
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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                            (Amendment No. ___ )*

                               Intraware, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 46118M 10 3
                     -----------------------------------
                               (CUSIP Number)

                              February 25, 1999
                     -----------------------------------
           (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [_] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13G

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CUSIP No. 46118M 10 3                                         Page 2 of 16 Pages
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1     NAME OF REPORTING PERSON  Technology Crossover Ventures II, L.P.
      See Item 2 for identification of General Partner
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[_]
                                                                          (b)[X]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
 NUMBER OF                                                         572,592(A)
  SHARES       -----------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                               0(A)
   EACH        -----------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON                                                           572,592(A)
   WITH        -----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                         0(A)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   572,592(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [X] (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                         2.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 624,364 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                SCHEDULE 13G

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CUSIP No. 46118M 10 3                                         Page 3 of 16 Pages
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1     NAME OF REPORTING PERSON  TCV II (Q), L.P.
      See Item 2 for identification of General Partner
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[_]
                                                                          (b)[X]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
 NUMBER OF                                                         440,217(A)
  SHARES       -----------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                               0(A)
   EACH        -----------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON                                                           440,217(A)
   WITH        -----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                         0(A)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   440,217(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [X] (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                         1.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 756,739 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                SCHEDULE 13G

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CUSIP No. 46118M 10 3                                         Page 4 of 16 Pages
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1     NAME OF REPORTING PERSON  TCV II Strategic Partners, L.P.
      See Item 2 for identification of General Partner
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[_]
                                                                          (b)[X]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
 NUMBER OF                                                          78,123(A)
  SHARES       -----------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                               0(A)
   EACH        -----------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON                                                            78,123(A)
   WITH        -----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                         0(A)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    78,123(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [X] (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                         0.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 1,118,833 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                SCHEDULE 13G

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CUSIP No. 46118M 10 3                                         Page 5 of 16 Pages
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1     NAME OF REPORTING PERSON  Technology Crossover Ventures II, C.V.
      See Item 2 for a list of Managing General Partners
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[_]
                                                                          (b)[X]

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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Netherlands Antilles

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                  5  SOLE VOTING POWER
 NUMBER OF                                                          87,423(A)
  SHARES       -----------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                               0(A)
   EACH        -----------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON                                                            87,423(A)
   WITH        -----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                         0(A)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    87,423(A)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [X] (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                         0.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 1,109,533 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                SCHEDULE 13G

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CUSIP No. 46118M 10 3                                         Page 6 of 16 Pages
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1     NAME OF REPORTING PERSON  TCV II, V.O.F.
      See Item 2 for a list of Managing General Partners
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[_]
                                                                          (b)[X]

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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Netherlands Antilles

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
 NUMBER OF                                                          18,601(A)
  SHARES       -----------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                               0(A)
   EACH        -----------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON                                                            18,601(A)
   WITH        -----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                         0(A)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    18,601(A)
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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [X] (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                         0.1%
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12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 1,178,355 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                SCHEDULE 13G

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CUSIP No. 46118M 10 3                                         Page 7 of 16 Pages
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1     NAME OF REPORTING PERSON  Technology Crossover Management II, L.L.C.
      See Item 2 for a list of Managing Members
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[_]
                                                                          (b)[X]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
 NUMBER OF                                                          1,196,956
  SHARES       -----------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                                  0
   EACH        -----------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON                                                            1,196,956
   WITH        -----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                            0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    1,196,956
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [X] (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                         5.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

                                SCHEDULE 13G

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CUSIP No. 46118M 10 3                                         Page 8 of 16 Pages
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1     NAME OF REPORTING PERSON  Jay C. Hoag
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[_]
                                                                          (b)[X]

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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S. Citizen

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
 NUMBER OF                                                                  0
  SHARES       -----------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                          1,196,956
   EACH        -----------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON                                                            1,196,956
   WITH        -----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                            0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    1,196,956
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_] (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                         5.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------

                                SCHEDULE 13G

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CUSIP No. 46118M 10 3                                         Page 9 of 16 Pages
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1     NAME OF REPORTING PERSON  Richard H. Kimball
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[_]
                                                                          (b)[X]

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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S. Citizen

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
 NUMBER OF                                                                  0
  SHARES       -----------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                                                          1,196,956
   EACH        -----------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON                                                            1,196,956
   WITH        -----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                                                                            0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    1,196,956
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_] (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                         5.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------

                                SCHEDULE 13G

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CUSIP No. 46118M 10 3                                        Page 10 of 16 Pages
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Item 1.
          (a) NAME OF ISSUER: Intraware, Inc. (the "Company")
          (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 25 Orinda Way, Orinda, California 94563.

Item 2.

          Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

I.
     (a) Technology Crossover Ventures II, L.P., a Delaware limited partnership ("TCV II, L.P."). The General Partner of TCV II, L.P. is Technology Crossover Management II, L.L.C., a Delaware limited liability company ("TCM II"). The sole Managing Members of TCM II are Jay C. Hoag ("Hoag") and Richard H. Kimball ("Kimball").
     (b) 575 High Street, Suite 400, Palo Alto, CA 94301
     (c) Delaware
     (d) Common Stock
     (e) 46118M 10 3

II.
     (a) TCV II (Q), L.P., a Delaware limited partnership ("TCV II (Q)"). The General Partner of TCV II (Q) is TCM II.
     (b) 575 High Street, Suite 400, Palo Alto, CA 94301
     (c) Delaware
     (d) Common Stock
     (e) 46118M 10 3

III.
     (a) TCV II Strategic Partners, L.P., a Delaware limited partnership ("TCV II Strategic Partners"). The General Partner of TCV II Strategic Partners is TCM II.
     (b) 575 High Street, Suite 400, Palo Alto, CA 94301
     (c) Delaware
     (d) Common Stock
     (e) 46118M 10 3

IV.
     (a) Technology Crossover Ventures II, C.V., a Netherlands Antilles limited partnership ("TCV II, C.V."). The General Partners of TCV II, C.V. are TCM II and Technology Crossover Administrator II, N.V., a Netherlands Antilles corporation ("TCA II"). TCA II is ultimately controlled by Hoag and Kimball.
     (b) Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
     (c) Netherlands Antilles
     (d) Common Stock
     (e) 46118M 10 3

                                SCHEDULE 13G

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CUSIP No. 46118M 10 3                                        Page 11 of 16 Pages
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V.
     (a) TCV II, V.O.F., a Netherlands Antilles general partnership ("TCV II, V.O.F."). The Managing General Partners of TCV II, V.O.F. are TCM II and TCA II.
     (b) Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
     (c) Netherlands Antilles
     (d) Common Stock
     (e) 46118M 10 3

VI.
     (a) Technology Crossover Management II, L.L.C., a Delaware limited liability company.
     (b) 575 High Street, Suite 400, Palo Alto, CA 94301
     (c) Delaware
     (d) Common Stock
     (e) 46118M 10 3

VII.
     (a) Jay C. Hoag
     (b) 575 High Street, Suite 400, Palo Alto, CA 94301
     (c) U.S. citizen
     (d) Common Stock
     (e) 46118M 10 3

VIII.
     (a) Richard H. Kimball
     (b) 575 High Street, Suite 400, Palo Alto, CA 94301
     (c) U.S. citizen
     (d) Common Stock
     (e) 46118M 10 3

Item 3.

     Not Applicable

                                SCHEDULE 13G

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CUSIP No. 46118M 10 3                                        Page 12 of 16 Pages
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     Item 4.

     (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:

                                     Common Stock                                   Dispositive
                                     ------------                                   -----------
         Filing Person            Beneficially Owned   % of Class(1)  Voting Power     Power
         -------------            ------------------   -------------  ------------     -----
TCV II, L.P. (2)                         572,592           2.4%            sole         sole
TCV II (Q)  (2)                          440,217           1.9%            sole         sole
TCV II Strategic Partners  (2)            78,123           0.3%            sole         sole
TCV II, C.V. (2)                          87,423           0.4%            sole         sole
TCV II, V.O.F.(2)                         18,601           0.1%            sole         sole
TCM II                                 1,196,956           5.1%            sole         sole
Hoag (3)                               1,196,956           5.1%          shared         sole
Kimball (3)                            1,196,956           5.1%          shared         sole

___________________________________
     (1) All percentages in this table are based on the 23,529,110 shares of Common Stock of the Company outstanding, as reported in the Company's prospectus filed with the Securities and Exchange Commission on February 26, 1999 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended.

     (2) Each noted entity (together, the "TCV II Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM II, as sole General Partner of TCV II, L.P., TCV II
          (Q) and TCV II Strategic Partners and as Investment General Partner of TCV II, C.V. and TCV II, V.O.F., may also be deemed to have sole voting and investment power with respect to such securities. TCM II disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

     (3) Under the operating agreement of TCM II, Hoag and Kimball have the independent power to cause the funds managed by such entity to buy and sell securities of publicly traded portfolio companies, however, in general, they must act by unanimous consent with respect to all other matters, including directing the voting of such securities. As a result, Hoag and Kimball may also be deemed to have sole dispositive power and shared voting power with respect to the securities held by the TCV II Funds. Hoag and Kimball disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     Not Applicable.

                                SCHEDULE 13G

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CUSIP No. 46118M 10 3                                        Page 13 of 16 Pages
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Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable.

Item 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationships among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a "group" within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

Item 9.  NOTICE OF DISSOLUTION OF GROUP

     Not Applicable.

Item 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                SCHEDULE 13G

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CUSIP No. 46118M 10 3                                        Page 14 of 16 Pages
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     MATERIAL TO BE FILED AS EXHIBITS.
     --------------------------------

     The following exhibit was filed as Exhibit A to the Schedule 13D relating to the Common Stock of Digital Generation Systems, Inc. filed by the undersigned with the Securities and Exchange Commission on September 5, 1997 and is hereby incorporated herein by reference, as updated by Exhibit B hereto:

     Exhibit A - Statement Appointing Designated Filer and Authorized Signer dated September 5, 1997


     The following exhibit was filed as Exhibit B to the Schedule 13G relating to the Common Stock of PSW Technologies, Inc. filed by the undersigned with the Securities and Exchange Commission on October 23, 1998 and is hereby incorporated herein by reference:

     Exhibit B - October 23, 1998 Update to Exhibit A to the Designated Filer Statement

                                SCHEDULE 13G

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CUSIP No. 46118M 10 3                                        Page 15 of 16 Pages
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated March 3, 1999

TECHNOLOGY CROSSOVER VENTURES II, L.P.,
a Delaware Limited Partnership

By:  /s/ Robert C. Bensky
     ----------------------------------------
     Robert C. Bensky, Authorized Signatory

TCV II (Q), L.P.,
a Delaware Limited Partnership

By:  /s/ Robert C. Bensky
     ----------------------------------------
     Robert C. Bensky, Authorized Signatory

TCV II STRATEGIC PARTNERS, L.P.,
a Delaware Limited Partnership

By:  /s/ Robert C. Bensky
     ----------------------------------------
     Robert C. Bensky, Authorized Signatory

TECHNOLOGY CROSSOVER VENTURES II, C.V.,
a Netherlands Antilles Limited Partnership

By:  /s/ Robert C. Bensky
     ----------------------------------------
     Robert C. Bensky, Authorized Signatory

TCV II, V.O.F.,
a Netherlands Antilles General Partnership

By:  /s/ Robert C. Bensky
     ----------------------------------------
     Robert C. Bensky, Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT II, L.L.C., a Delaware Limited Liability Company

By:  /s/ Robert C. Bensky
     ----------------------------------------
     Robert C. Bensky, Authorized Signatory

Jay C. Hoag

By:  /s/ Robert C. Bensky
     ----------------------------------------
     Robert C. Bensky, Authorized Signatory

                                SCHEDULE 13G

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CUSIP No. 46118M 10 3                                        Page 16 of 16 Pages
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Richard H. Kimball

By:  /s/ Robert C. Bensky
     ----------------------------------------
     Robert C. Bensky, Authorized Signatory